Exhibit 4.1

NUMBER

CERT.9999

HTL Capital Ltd.

INCORPORATED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS

SHARES

*******9,000,000,000*******

CUSIP 999999ZZ9

ORDINARY SHARES

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE BILLION AND 00/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF ORDINARY SHARES OF
HTL Capital Ltd.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:

VSTOCK TRANSFER, LLC

Transfer Agent and Registrar

By:_____________________________

AUTHORIZED SIGNATURE

Director